Exhibit 10.18

Description of CryoLife, Inc. 2006 Performance-Based Bonus Plan

On May 4, 2006, the Compensation Committee of the Board of Directors of CryoLife, Inc. (“CryoLife” or the “Company”) recommended, and the Board of Directors adopted, a performance-based bonus plan for CryoLife’s corporate officers, including its executive officers, as described below. The Company’s executive officers are:

•	Steven G. Anderson, Chairman, President and Chief Executive Officer;

•	David M. Fronk, Vice President, Regulatory Affairs and Quality Assurance;

•	D. Ashley Lee, Executive Vice President, Chief Operating Officer, and Chief Financial Officer;

•	Gerald B. Seery, Senior Vice President, Sales and Marketing;

•	Albert E. Heacox, Ph.D., Senior Vice President, Research and Development;

The purpose of the performance-based bonus plan is to promote the interests of CryoLife and its stockholders by providing key employees with financial awards upon achievement of specified business objectives, and to help attract and retain key employees by providing attractive compensation opportunities linked to performance.

For all participants except Mr. Seery, bonuses were payable based on the following:

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up to 52% of base salary for Messrs. Anderson and Lee, 30% of base salary for Dr. Heacox and 25.8% of base salary for Mr. Fronk , based on the Company’s net income (loss) for 2006, excluding the effect of stock compensation charges. A minimum loss threshold was required to be met before any bonus could be earned under this measure.

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up to 27% of base salary for Messrs. Anderson and Lee, 16% of base salary for Dr. Heacox and 13.5% of base salary for Mr. Fronk, based on the Company’s annual revenues from the sale of products and services. A minimum threshold was required to be met before any bonus could be earned under this measure.

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up to 15% of base salary for Messrs. Anderson and Lee, 8.7% of base salary for Dr. Heacox and 7.5% of base salary for Mr. Fronk, based on personal performance. In considering personal performance, the Committee would consider the recommendations of management as well as its own subjective determination.

Mr. Seery participated in the net income component of the bonus plan, but did not participate in the revenues or personal performance component. Mr. Seery was eligible to earn up to 19% of his base salary based on the Company’s net income, as described above.

Subject to meeting minimum performance thresholds, the executive officers could earn bonuses as follows:

•	Mr. Anderson, from 36% to 94% of base salary, with the target level set at 60%;

•	Mr. Fronk, from 18% to 46.8% of base salary, with the target level set at 30%;

•	Mr. Lee, from 36% to 94% of base salary, with the target level set at 60%;

•	Mr. Seery, from 5.5% to 19% of base salary, with the target level set at 11%; and

•	Dr. Heacox, from 21% to 54.7% of base salary, with the target level set at 35%.

Bonus amounts were originally to be paid in cash but were subsequently determined by the Company’s Compensation Committee in January 2007 to be payable 40% in unrestricted shares of common stock and 60% in cash.

Additional performance bonuses of up to 15% of the participant’s base salary could be earned if specified net loss/income targets were reached which reflected performance improvements beyond that contemplated in the primary bonus plan.